Exhibit 10(k)
SECOND AMENDMENT TO
THE SECOND AMENDED AND RESTATED
SYSCO CORPORATION
BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN
     THIS SECOND AMENDMENT TO THE SECOND AMENDED AND RESTATED SYSCO CORPORATION BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN (this “Amendment”).
     WHEREAS, Sysco Corporation has adopted that certain Second Amended and Restated Sysco Corporation Board of Directors Deferred Compensation Plan (the “Plan”) pursuant to a plan document effective as of April 1, 2002; and
     WHEREAS, the members of the Board of Directors who are employees of Sysco have determined to amend the Plan to preserve under the provisions of this Plan Participants’ earned and vested Plan account balances as of December 31, 2004 (deferrals of directors’ fees and associated interest and investment earnings and losses), as determined under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulatory and other interpretive authority promulgated thereunder (“Section 409A”), and to thereby avoid the application of Section 409A to such account balances.
     NOW, THEREFORE, the Plan is hereby amended as follows:
(Capitalized terms used but not otherwise defined herein shall have the meaning given them in the Plan.)
     1.      Article III of the Plan is hereby amended by adding new Section 3.5 to the end thereof as follows:
     “3.5 Cessation of Deferrals/Grandfathering of Pre-2005 Deferrals. No Participant may make deferrals under this Plan of Director’s fees paid on or after January 1, 2005; any such deferrals shall be made under and governed by the terms of the Sysco Corporation 2005 Board of Directors Deferred Compensation Plan. Each Participant’s Account balance under the Plan (including deferrals and associated interest and/or Investment earnings and losses), to the extent that the Participant has an earned and vested right to such balance as of December 31, 2004, as determined under Section 409A of the Code and the regulatory and other interpretive authority promulgated thereunder (“Section 409A”), shall continue to be maintained under and governed by the terms of this Plan, and such Account balances shall not be subject to the provisions of Section 409A.”
     2.      Article VIII of the Plan is hereby amended by adding new Section 8.4 to the end thereof as follows:
     “8.4 Amendment May Not Constitute Material Modification. Notwithstanding the foregoing provisions of this Article VIII, in order to prevent the application of Section 409A to the Account balances preserved hereunder (as described in Section 3.5), no amendment may be made to the Plan that is effective on or after October 3, 2004 if such amendment would constitute a material modification of the Plan, as determined under Section 409A.”
     Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Second Amendment.

     IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed as of this 29th day of December, 2005.

SYSCO CORPORATION

By:	/s/ DIANE DAY SANDERS
Name:	Diane Day Sanders

Title:	Sr. Vice President – Finance and Treasurer

ATTEST:

By:	/s/ MICHAEL C. NICHOLS

Title:	Corporate Secretary